Exhibit 23.3

KPMG LLP 600 de Maisonneuve Blvd. West Suite 1500 Tour KPMG Montréal, Québec H3A 0A3	Telephone (514) 840-2100 Fax (514) 840-2187 Internet www.kpmg.ca

Consent of Independent Registered Public Accounting Firm

The Board of Directors Dart Holding Company Ltd.

We consent to the incorporation by reference in the registration statement on Form S-8 dated November 2, 2016 pertaining to the Era Group Inc. 2013 Employee Stock Purchase Plan of our audit report dated February 19, 2016, on the consolidated balance sheets of Dart Holding Company Ltd. as of December 31, 2015 and 2014, and the related consolidated statements of income (loss) and comprehensive income (loss), stockholders’ equity and cash flows for each of the years in the two-year period December 31, 2015, not included herein, which report is included in the Annual Report on Form 10-K/A of Era Group Inc. for the year ended December 31, 2015.

/s/ KPMG LLP*

November 2, 2016 Montreal, Canada

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*CPA auditor, CA, public accountancy permit No. A122596

KPMG LLP is a Canadian limited liability partnership and a member firm of the KPMG network of independent member firms affiliated with KPMG International Cooperative (“KPMG International”), a Swiss entity. KPMG Canada provides services to KPMG LLP.